United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 23, 2003

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of	(I.R.S. Employer	(Commission File No.)
Incorporation or Organization)	Identification No.)

500 Naches Ave., SW, 3rd Floor • Renton, Washington 98055

(Address of principal executive offices)

(425) 393-2914

(Registrant’s telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC” or “Boeing Capital”) that was contained in The Boeing Company’s press release and Web cast of first quarter 2003 financial results, dated April 23, 2003.  The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation

Table 7. Boeing Capital Corporation Operating Results
(Millions)	1Q03	1Q02	% Change

Revenues	$283	$228	24%
Pre-Tax Income/(Loss)(1)	$(113)	$66	(271)%

(1) Includes financing-related interest expense of $111 million and $90 million for 1Q03 and 1Q02 respectively.

Revenues increased 24 percent to $283 million as a result of portfolio growth during 2002.  Including the previously announced charges totaling $193 million for strengthening reserves and revaluing certain assets, BCC recorded a pre-tax loss, including interest expense, of $113 million compared with pre-tax income of $66 million in the first quarter of 2002.   Additional charges related to the customer financing portfolio totaling $58 million were recorded in Boeing’s “Other” segment during the quarter as a result of corporate guarantees to Boeing Capital.

BCC increased its allowance for losses on finance leases and notes receivable to 5.3 percent of receivables, up from 3.5 percent at the end of 2002.  In addition, the customer financing portfolio declined slightly during the quarter to $11.7 billion, compared to $11.8 billion at the end of 2002 and $10.3 billion at the end of the first quarter of 2002.  This decrease reflects lower new business volume and transaction timing.  New business volume totaling just under $0.4 billion was offset by slightly higher asset run-off and depreciation.

At quarter-end, approximately 76 percent of Boeing Capital Corporation’s portfolio was related to Boeing products and services (primarily commercial aircraft) compared with 76 percent at the end of 2002, and 70 percent at the end of 2001.   Leverage, as measured by the ratio of debt-to-equity, was a conservative 5.6-to-1.

At Boeing Capital Corporation, revenues are expected to increase due to prior-year portfolio growth and current-year financing requirements.  The outlook for BCC’s portfolio growth remains unchanged at approximately $2 billion in each of 2003 and 2004, although this may moderate.  It is expected that BCC’s return on assets, including the non-cash charges taken in the first quarter, will be roughly breakeven in 2003 and around 1% in 2004, subject to market conditions.  BCC will focus on minimizing risk and preserving value through careful transaction structuring and portfolio management.

Beginning in 2003, Boeing will report Boeing Capital Corporation segment earnings from operations net of financing related interest costs. Previously, financing related interest expense was separately reported as a reduction to consolidated earnings from operations.  Boeing is making this change to more clearly present the operating results of Boeing Capital Corporation’s financing activities.  The debt balance for BCC was $9.3 billion at the end of the first quarter of 2003, compared with $9.4 billion at the end of the fourth quarter of 2002.

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Item 7.  Financial Statements and Exhibits

The following exhibit is furnished as a part of this report:

Exhibit No. 99 Press Release

Item 9.  Information being provided under Item 12

On April 23, 2003, Boeing publicly announced by means of a press release and Web cast its first quarter 2003 financial results, some of which relates to Boeing Capital Corporation.  The full text of Boeing’s press release is being furnished pursuant to Item 12 of Form 8-K and is being presented under Item 9.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By	/s/ STEVEN W. VOGEDING
Steven W. Vogeding
April 23, 2003		Vice President and Chief Financial Officer

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